Exhibit 8.2

D: +1 (212) 225-2812

cgoodman@cgsh.com

April 30, 2021

MDC Partners, Inc.

330 Hudson Street,

10th Floor,

New York, New York 10013

Ladies and Gentlemen:

We have acted as counsel to MDC Partners, Inc., a Canadian corporation (the “Company” or “MDC Canada”), in connection with the Proposed Transactions, including the Redomiciliation of MDC Canada into a new corporation organized under the laws of the State of Delaware in the United States of America (“MDC Delaware”) and the MDC Reorganization. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus dated April 30, 2021 (the “Proxy Statement/Prospectus”).

At your request, and in connection with the filing of the Proxy Statement/Prospectus, we are rendering our opinion regarding certain U.S. federal income tax consequences of the Redomiciliation and MDC Reorganization.

For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the officer of MDC Canada dated the date hereof (the “Officer’s Certificate”), and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. Furthermore, we have relied, with their consent, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the officer of Stagwell Media LP (“Stagwell”) dated the date hereof (the “Stagwell Officer’s Certificate”), and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Proxy Statement/Prospectus and the documents referenced therein and such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) the description of the Proposed Transactions set forth in the Proxy Statement/Prospectus represents the entire understanding of the Company and Stagwell with respect to the Proposed Transactions and there are no other written or oral agreements regarding the Proposed Transactions other than those expressly referred to in the Proxy Statement/Prospectus; (2) each agreement referenced in the Proxy Statement/Prospectus to effect the Proposed Transactions will be consummated in accordance therewith and as described therein (and no transaction or condition described therein and affecting this opinion will be waived or modified); (3) neither the Company, Stagwell, nor any of their respective affiliates is or will be a party to any oral or written agreement relating to the Proposed Transactions that may cause any of the statements and representations set forth in the Officer’s Certificate or the Stagwell Officer’s Certificate to be untrue, incorrect, or incomplete in any respect; and (4) MDC Canada, MDC Delaware, New MDC, OpCo, Stagwell and their respective subsidiaries will treat the Redomiciliation and MDC Reorganization, for U.S. federal income tax purposes, in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Proxy Statement/Prospectus or the documents referenced herein, our opinion as expressed below may be adversely affected.

Gleary Gottlieb steen and & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

MDC Partners, Inc., p. 2

Our opinion relates solely to the specific matters set forth below, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Proposed Transactions. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind, including upon the Internal Revenue Service or the courts. Accordingly, there is no assurance that the Internal Revenue Service or a court will not take a contrary position to those expressed in this opinion. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof, including if such change applies retroactively.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Considerations for MDC Canada Shareholders” we are of the opinion that, under current U.S. federal income tax law:

(1)	the Redomiciliation should qualify as an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code and consequently the taxation of the Company’s U.S. shareholders is subject to the rules in Section 367(b) of the Code and Treasury Regulations Section 1.367(b)-3, as described under the heading “Material U.S. Federal Income Tax Considerations for MDC Canada Shareholders—U.S. Tax Consequences of the Proposed Transactions to U.S. Holders.” The Redomiciliation should be treated, for U.S. federal income tax purposes, as if MDC Canada (i) transferred all of its assets and liabilities to a new U.S. corporation (MDC Delaware) in exchange for all of the outstanding stock of MDC Delaware and then distributed the stock of MDC Delaware that MDC Canada received in the transaction to the MDC Canada Shareholders in liquidation of MDC Canada;

(2)	the MDC Reorganization should qualify as an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Company’s U.S. shareholders should not be required to recognize additional gain or loss for U.S. federal income tax purposes in connection with the MDC Reorganization; and

(3)	in accordance with the conclusions expressed above in (1) and (2), insofar as the following sections express conclusions as to the application of U.S. federal income tax law to the MDC Canada Shareholders addressed therein, these sections in the Proxy Statement/Prospectus are our opinion as to the material tax consequences to such MDC Canada Shareholders resulting from the Proposed Transactions: “Material U.S. Federal Income Tax Considerations for MDC Canada Shareholders—U.S. Tax Consequences of the Proposed Transactions to U.S. Holders” and “—U.S. Tax Consequences of the Proposed Transactions to Non-U.S. Holders,” provided, that, we express no opinion regarding the discussion under the headings “—All Earnings and Profits Amount” and “—Passive Foreign Investment Company Status” contained therein.

The opinion expressed herein is being furnished in connection with the filing of the Proxy Statement/Prospectus and the description of U.S. federal income tax consequences of the Proposed Transactions to MDC Canada Shareholders as described therein, and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Proxy Statement/Prospectus and to the references to this opinion in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

MDC Partners, Inc., p. 3

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Corey M. Goodman
Corey M. Goodman, a Partner